Exhibit 4.11
[name]
[address line]
[city state zip]
June 13, 2006

Riata Energy, Inc.	VIA FAX: (806) 376-9216
701 S. Taylor, Suite 426
Amarillo, TX 79116
Attn: Matthew McCann, General Counsel
Dear Mr. McCann
     Reference is hereby made to the resale registration rights agreement, dated December 21, 2005 (the “Resale Registration Rights Agreement”) between Riata Energy, Inc., a Texas corporation (the “Company”), and Banc of America Securities LLC, as representative of the several initial purchasers under the a purchase agreement, dated as of December 15, 2005. The undersigned hereby represents that it is the beneficial holder as of June 13, 2006 of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth below its name below, all of which constitute Transfer Restricted Securities as defined in the Resale Registration Rights Agreement. The Company has asked for a nine month extension in which to register the Common Stock covered by the Resale Registration Rights Agreement. The undersigned hereby consents to the following amendments to the Resale Registration Rights Agreement:
•	The amendment of the definition of “Effectiveness Target Date” in Section 2(a)(ii) to mean no later than April 15, 2007.

Very truly yours

Shareholder Name:

Name:

Title:

Number of Transfer Restricted Shares of Common Stock held